Exhibit 8.2

April 4, 2016

Board of Directors

Cardinal Bankshares Corporation

101 Jacksonville Circle

Floyd, VA 24061

Re:	Material United States Federal Income Tax Consequences—Merger of Grayson Bankshares, Inc. and Cardinal Bankshares Corporation with and into Parkway Acquisition Corp.

Ladies and Gentlemen:

We have acted as counsel to Cardinal Bankshares Corporation, a Virginia corporation (“Cardinal”), in connection with the proposed merger (the “Merger”) by Cardinal and Grayson Bankshares, Inc., a Virginia corporation (“Grayson”), with and into Parkway Acquisition Corp., a Virginia corporation (“Parkway”) pursuant to that certain Agreement and Plan of Merger dated November 6, 2015 (the “Merger Agreement”), by and among Cardinal, Grayson and Parkway. The Merger Agreement provides for the merger of Cardinal and Grayson with and into Parkway, with Parkway as the surviving entity. This opinion is being rendered pursuant to Section 8.03(c) of the Merger Agreement and, at your request, in connection with the filing by Parkway of the registration statement, as amended (the “Registration Statement”), on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) in connection with the Merger. Any capitalized term used and not defined herein has the meaning ascribed to it in the Merger Agreement and the Registration Statement.

In providing the opinion set forth below, we have relied, with your consent, upon the covenants, representations and warranties contained in and the facts described in the Merger Agreement, the Registration Statement and the joint proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein, certain written representations made by officers of Cardinal, Grayson and Parkway on behalf of Cardinal, Grayson and Parkway respectively, relevant to this opinion (the “Representation Letters”), and such other records, documents, and other instruments as we have deemed appropriate for the purposes of this opinion letter.

10 Franklin Road SE, Suite 900 Roanoke, VA 24011 • PO Box 40013 Roanoke, VA 24022-0013

Toll Free: 866.983.0866

Facts

At the Effective Time, Grayson and Cardinal will merge with and into Parkway. Parkway will be the surviving corporation in the Merger and continue its corporate existence under the laws of the Commonwealth of Virginia, and the separate existence of Cardinal and Grayson will cease. Pursuant to the Merger, each share of Grayson common stock (“Grayson Common Stock”) issued and outstanding (except for such shares held by holders who have properly demanded appraisal for such shares under Virginia law), will be converted exclusively into the right to receive 1.76 shares of common stock of Parkway (“Parkway Common Stock”) and each share of Cardinal common stock (“Cardinal Common Stock”) issued and outstanding (except for such shares held by holders who have properly demanded appraisal for such shares under Virginia law), will be converted exclusively into the right to receive 1.30 shares of Parkway Common Stock. Each holder of Grayson Common Stock or Cardinal Common Stock, as applicable, who would otherwise have been entitled to receive a fraction of a share of Parkway Common Stock will receive cash (without interest) in an amount equal to such fractional part of a share of Parkway Common Stock multiplied by $10.45. Additional relevant facts pertaining to Cardinal, Grayson, Parkway and the Merger are set forth in the Merger Agreement and in the Representation Letters.

Assumptions

In rendering our opinion, we have relied upon the following assumptions with your permission:

1. The factual statements and representations contained in the Merger Agreement and the Representation Letters are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, and that all such factual statements and representations made “to the knowledge” of any person or party or with similar qualifications are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, as if made without such qualifications. The Merger Agreement and the Representation Letters reflect all material facts relating to the Merger, Grayson, Cardinal and Parkway.

2. As to all matters occurring in the future with respect to which a person or entity has represented that such person or entity expects an event or action to occur or to not occur, we have assumed that such event or action in fact will occur or will not occur in accordance with such representation.

3. The Merger will be consummated in accordance with the terms of the Merger Agreement, and none of the terms and conditions therein have been waived or modified in any respect or will be waived or modified in any respect before the Effective Time.

4. Cardinal’s and Grayson’s only outstanding stock (as that term is used in section 368 of the Internal Revenue Code of 1986, as amended (the “Code”)) as of the Effective Time will be the Cardinal Common Stock and the Grayson Common Stock.

5. As to all matters with respect to which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

6. Other than the Merger Agreement, there are no understandings or agreements between or among Grayson, Cardinal, Parkway or their respective affiliates that bear directly or indirectly on the Merger.

7. Grayson, Cardinal and Parkway will report the Merger on their federal income tax returns in a manner consistent with the opinion set forth herein, and will comply with all reporting obligations with respect to the Merger required by the Code.

8. All documents submitted to us as certified, conformed or photostatic copies, and the originals of any such copies, are authentic; all such copies conform to the originals; all signatures on such documents are genuine, and the natural persons so signing possess the legal capacity to do so; and all documents submitted to us in draft or unexecuted form will be timely and validly executed without alteration in any respect.

In rendering our opinion, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Representation Letters), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification.

Opinion

Based solely upon the foregoing and subject to (i) the completion of the proceedings being taken or contemplated to be taken pursuant to the Merger Agreement providing for the Merger, and (ii) the limitations, qualifications, and assumptions set forth herein and in the “Material U.S. Federal Income Tax Consequences of the Merger” section of the Registration Statement, we are of the opinion that (under existing law):

1. It is the opinion of Gentry Locke For U.S. federal income tax purposes, the Merger will be a reorganization qualifying under the provisions of Section 368(a) of the Code and each of Grayson, Cardinal, and Parkway will be a party to the reorganization within the meaning of Section 368(b) of the Code; and

2. The descriptions of the law and the legal conclusions contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger” (the “Tax Discussion”) are correct in all material respects and the Tax Discussion constitutes the opinion of Gentry Locke.

Qualifications

In addition to the assumptions set forth above, this opinion is subject to the following exceptions, limitations, qualifications and caveats:

1. We express no opinion as to the laws of any jurisdiction, or of any transactions related to the Merger or contemplated by the Merger Agreement, other than the provisions of federal income tax laws under the Code and their applicability to the Merger as specified above. Our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied.

2. Based on your consent and agreement, our opinion is limited to the specific matters described in our opinion above, and does not address any other federal, state, local or foreign tax matters, issues, or consequences that may result from the Merger or any transaction related thereto (including any transaction undertaken in connection with the Merger). Our opinion does not deal with all aspects or details of federal taxation that may be relevant to Cardinal, Grayson, Parkway or their respective shareholders, or that may be relevant to a particular shareholder of Cardinal, Grayson or Parkway based on his, her or its specific tax situation.

3. The foregoing opinion is being furnished for the purpose referred to in the first paragraph of this letter, and, except as noted below, this letter is not to be used or relied upon for any other purpose without our prior written consent in each instance. The opinion set forth herein is made as of the date hereof, and we assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinion expressed herein. Unless the prior written consent of our firm is obtained, this opinion is not to be quoted or otherwise referred to in any report, proxy statement or registration statement, nor is it to be filed with or furnished to any governmental agency or other person, except as otherwise set forth in this opinion or as required by law.

4. This opinion represents our best legal judgment as of the date hereof, but it has no binding effect or official status of any kind. This opinion is based on current provisions of the Code and Treasury Regulations promulgated thereunder, pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service, and such other authorities as we have considered relevant as of the date hereof. It should be noted that statutes, regulations, judicial decisions, and administrative pronouncements are subject to change at any time, in certain circumstances with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger or any inaccuracy in the factual statements, representations, or warranties upon which we have relied, including those contained in the Merger Agreement or the Representation Letters, may affect the continuing validity of the opinion set forth herein. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion. We assume no responsibility to inform Cardinal, Grayson or Parkway of any such change or inaccuracy that may occur or come to our attention.

5. An opinion of counsel is not binding upon the Internal Revenue Service or the courts. There can be no assurance that the Internal Revenue Service will agree with the opinions set forth herein, or that if challenged by the Internal Revenue Service, the opinion will be sustained by the court. No ruling has been or will be sought from the Internal Revenue Service as to the federal tax consequences of the Merger.

We are furnishing this opinion in connection with Section 8.03(c) of the Merger Agreement and the filing of the Registration Statement and this opinion is not to be relied upon or any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

/s/ GENTRY LOCKE